                                            Exhibit 99.1
Ark Restaurants Announces Financial Results for the First Quarter of 2026

CONTACT:
Anthony J. Sirica
(212) 206-8800
ajsirica@arkrestaurants.com

NEW YORK, New York - February 9, 2026 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 27, 2025.
"The current quarter Earnings before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted, of $1,529,000, increased approximately $150,000 as compared to EBITDA, as adjusted, of $1,378,000 in the prior year comparable quarter and Net income attributable to Ark Restaurants Corp. for the current quarter was $896,000 or $0.25 per basic and diluted share compared to net income of $3,164,000 or $0.88 per basic and diluted share, in the prior year comparable quarter," said Michael Weinstein, Chairman and Chief Executive Officer. "As stated in prior quarters, our business, both catered events and a la carte, at the Bryant Park Grill & Café continued to suffer due in large part to the uncertainty of our lease situation which has created confusion in the marketplace as many visitors and residents were led to believe that the restaurant was closed. In addition, the D.C. market has been a difficult environment for us and most restaurants, but we remain committed to this location. The rest of our portfolio performed well. Significantly, our operations at the New York-New York Hotel and Casino in Las Vegas continued to show increased cash flow despite lower customer traffic on the Las Vegas Strip. Our Rustic Inn property in Florida and Robert in NYC continue to perform better than last year and the rest of our portfolio restaurants continue to meet expectations. Further, our balance sheet remains strong, supporting future growth."
Financial Results
As of December 27, 2025, the Company had cash and cash equivalents of $9,139,000 and total outstanding debt of $2,987,000.
Total revenues for the 13 weeks ended December 27, 2025 were $40,749,000 versus $44,988,000 for the 13 weeks ended December 28, 2024. The 13 weeks ended December 28, 2024 includes revenues of $998,000 related to the Tampa Food Court which was closed on December 19, 2024. Excluding revenues related to the Tampa Food Court, revenues for the 13 weeks ended December 28, 2024 were $43,990,000.
Excluding revenues related to the Tampa Food Court, Company-wide same store sales decreased 7.3% for the 13 weeks ended December 27, 2025, as compared to the same period of the prior year. This decrease is attributable primarily to decreases in both catering and a la carte revenue at the Bryant Park Grill as a result of the negative publicity related to our dispute with the landlord and lower revenues at our America property in Las Vegas as a result of partial closure for renovations.
The Company's EBITDA, as adjusted, for the 13 weeks ended December 27, 2025 was $1,529,000 versus $1,378,000 for the 13 weeks ended December 28, 2024. Net income attributable to Ark Restaurants Corp. for the 13 weeks ended December 27, 2025, was $896,000 or $0.25 per basic and diluted share compared to net income of $3,164,000 or $0.88 per basic and diluted share for the 13 weeks ended December 28, 2024.
EBITDA is a Non-GAAP Financial Measure, accordingly, please see the table attached to this news release for the details of the adjustments made in arriving at EBITDA, as adjusted, for each period presented and "Non-GAAP Financial Information" at the end of this news release.

Other Matters
Bryant Park Grill & Cafe and The Porch at Bryant Park Leases
The Company’s lease agreements for the Bryant Park Grill & Café and The Porch at Bryant Park expired in April 2025 and March 2025, respectively. In response to requests for proposals issued by the landlord in 2023, the Company submitted bids for new long-term agreements. In the second quarter of 2025, the landlord publicly announced the selection of a new operator for both locations; however, as of the date of this filing, the required approvals from the City of New York Department of Parks & Recreation and the New York Public Library have not been obtained, and no new lease has become effective.
The Company has initiated legal proceedings in New York State Supreme Court challenging the lease award process and asserting its contractual rights, including its right of first lease for the Bryant Park Café. The litigation remains ongoing, with discovery continuing and motions pending, including a motion for summary judgment filed by the landlord. While the court has required the Company to make use and occupancy payments during the pendency of the case, the Company continues to operate both restaurants and intends to do so unless it is ordered to vacate or is awarded lease extensions.

Management is unable to predict the outcome of the litigation at this time. The Bryant Park Grill & Café and The Porch at Bryant Park represented a significant portion of the Company’s revenues, accounting for approximately 19.5% and 22.3% of total revenue for the 13 weeks ended December 27, 2025 and December 28, 2024, respectively. The ongoing uncertainty related to this dispute has had, and is expected to continue to have, a material adverse effect on the Company’s business, financial condition, and results of operations while the matter remains unresolved and if the Company is ultimately unable to retain these locations on favorable terms, or at all.

Investment in and Receivable From New Meadowlands Racetrack LLC ("NMR")
NMR has been actively pursuing a full casino license (including slots and table games like blackjack and roulette) to supplement its existing horse racing and sports betting operations. Any gaming license in the state of New Jersey outside of Atlantic City, including at the Meadowlands Racetrack, requires ratification of an amendment to the State of New Jersey constitution, followed by issuance of a license by the New Jersey Casino Control Commission. In January 2026, the New Jersey Senate Government, Wagering, Tourism & Historic Preservation Committee proposed a constitutional amendment to allow the legislature to authorize casino gambling at both the Monmouth Park and Meadowlands Racetracks. Such amendment will require a three-fifths vote in both legislative chambers followed by a voter referendum in a general election before becoming law. It is possible that a referendum could be on the ballot in November 2026 and if it were to pass, NMR could open a temporary facility in 2027 and a permanent one by 2028.
In conjunction with such referendum, NMR will need to raise substantial capital to fund a marketing campaign to support the passage of the referendum. To the extent the Company does not contribute to this effort, or if NMR raises outside capital, our interests will be diluted.
There can be no assurances that above referendum will be included in the November 2026 election ballot or that it will pass if it is included. If either of these do not occur, the Company’s investment in NMR will be evaluated based on the existing horse racing and sports betting operations and may be subject to substantial impairment.

Conference Call and Webcast Information
Ark Restaurants will host a conference call on February 10, 2026 at 11:00 a.m. Eastern Time to review these results and discuss other topics.
The dial-in numbers to participate in the conference call are the following:
Toll-Free: 1-877-407-4018
Toll/International: 1-201-689-8471

A participant webcast of the call will be available by copying and pasting the following URL into your browser: https://callme.viavid.com/viavid/?callme=true&passcode=13716421&h=true&info=company&r=true&B=6.

Participants can use the Guest dial-in numbers noted above and be answered by an operator OR click the Call meTM link for instant telephone access to the event. Please note the Call meTM link will be made active 15 minutes prior to scheduled start time.
A live listen-only webcast of the call will be available by copying and pasting the following URL into your browser: https://viavid.webcasts.com/starthere.jsp?ei=1752172&tp_key=4a01283a0e.
A replay will be available approximately three hours following the call by dialing toll-free 1-844-512-2921 (Toll/International: 1-412-317-6671) using Access ID 13758670. The replay will be available until Tuesday, February 17, 2026, 11:59 p.m. Eastern Time.
About Ark Restaurants Corp.
Ark Restaurants owns and operates 16 restaurants and bars, 12 fast food concepts and catering operations primarily in New York City, Florida, Washington, DC, Las Vegas, Nevada and the gulf coast of Alabama. Three restaurants are located in New York City, one is located in Washington, DC, five are located in Las Vegas, Nevada, one is located in Atlantic City, New Jersey, four are located on the east coast of Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and six food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant in the Tropicana Hotel and Casino. The Florida operations include the Rustic Inn in Dania Beach, Shuckers in Jensen Beach, JB’s on the Beach in Deerfield Beach, Blue Moon Fish Company in Lauderdale-by-the-Sea and the operation of six fast food facilities in Hollywood at the Hard Rock Hotel and Casino operated by the Seminole Indian Tribe. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores and one in Spanish Fort.
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.
Non-GAAP Financial Information
This news release includes non-generally accepted accounting principles ("GAAP") performance measures. Although EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP as it may not necessarily be comparable to similarly titled measure employed by other companies.

ARK RESTAURANTS CORP.
Consolidated Condensed Statements of Income
For the 13-week periods ended December 27, 2025 and December 28, 2024
(In Thousands, Except per share amounts)

	13 Weeks Ended December 27, 2025	13 Weeks Ended December 28, 2024

TOTAL REVENUES	$40,749	$44,988
COSTS AND EXPENSES:
Food and beverage cost of sales	10,662	12,107
Payroll expenses	14,209	16,408
Occupancy expenses	5,679	6,148
Other operating costs and expenses	5,317	5,800
General and administrative expenses	3,179	3,148
Depreciation and amortization	610	777
Loss on closure of El Rio Grande	—	146
Gain on termination of Tampa Food Court lease	—	(5,235)
Total costs and expenses	39,656	39,299
OPERATING INCOME	1,093	5,689
OTHER (INCOME) EXPENSE:
Interest expense, net	61	111
Gain on sale of condominium	(128)	—
Total other (income) expense, net	(67)	111
INCOME BEFORE PROVISION FOR INCOME TAXES	1,160	5,578
Provision for income taxes	58	503
CONSOLIDATED NET INCOME	1,102	5,075
Net income attributable to non-controlling interests	(206)	(1,911)
NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$896	$3,164

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP. PER COMMON SHARE:
Basic	$0.25	$0.88
Diluted	$0.25	$0.88

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,606	3,604
Diluted	3,606	3,611

EBITDA Reconciliation:
Income before provision for income taxes	$1,160	$5,578
Depreciation and amortization	610	777
Interest expense, net	61	111
EBITDA	$1,831	$6,466
EBITDA, adjusted:
EBITDA (as defined)	$1,831	$6,466
Non-cash stock-based compensation activity	32	42
Loss on closure of El Rio Grande	—	146
Gain on termination of Tampa Food Court lease, net of non- controlling interests	—	(3,365)
Gain on sale of condominium	(128)	—
Net income attributable to non-controlling interests	(206)	(1,911)
EBITDA, as adjusted	$1,529	$1,378
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